NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF GEORGIA.

SIGMABROADBAND

CO.

PAR VALUE: $.0001

THIS CERTIFIES THAT

Is The Record Holder Of

Fully paid and non-assessable shares of **Sigmabroadband Co.** Common Stock transferable on the books of the Corporation in person or by attorney upon surrender of this certificate duly endorsed or assigned. This certificate and the shares represented hereby are subject to the laws of the State of Georgia, and to the Articles of Incorporation and Bylaws of the Corporation, as now or hereafter amended.

This certificate is not valid until countersigned by the Transfer Agent.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

PRESIDENT

TREASURER

SIGMABROADBAND CO.
CORPORATE
Seal
GEORGIA

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

Countersigned by PACIFIC STOCK TRANSFER COMPANY
Las Vegas, Nevada

Authorized Signature